Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
WGNB CORP.

I.

The name of the corporation is “WGNB Corp.” (the “Corporation”).

II.

Article V of the Articles of Incorporation of the Corporation hereby is amended by adding the following text to set forth the terms of the Corporation’s Series A Convertible Preferred Stock adding a new section 5.3 to such Article:

“5.3. Series A Convertible Preferred Stock.

5.3.1 Designation. The new series of preferred stock created by this Section 5.3 of Article V shall be designed Series A Convertible Preferred Stock, with no par value and a liquidation preference of $10.00 per share (hereinafter referred to as the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation.

5.3.2 Number of Shares. The authorized number of shares of Series A Preferred Stock shall be 3,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the board of directors. Shares of Series A Preferred Stock that are converted in accordance with the terms hereof, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall not have the authority to issue fractional shares of Series A Preferred Stock.

5.3.3. Definitions. As used herein with respect to Series A Preferred Stock:

“Applicable Conversion Price” at any given time means, for each share of Series A Preferred Stock, the price equal to $10.00 divided by the Applicable Conversion Rate in effect at such time.

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time which shall initially be $10.00.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Carrollton, Georgia are not authorized or obligated by law, regulation or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

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“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the Nasdaq Capital Market on that date. If the Common Stock is not traded on the Nasdaq Capital Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm (unaffiliated with the Corporation) retained by the Corporation for this purpose. The “Closing Price” for any other share of Capital Stock shall be determined on a comparable basis, mutatis mutandis.

For purposes of this Section 5.3 of this Article V, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Capital Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Capital Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Capital Market will govern.

For purposes of calculating the Closing Price, if a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common securities, the Closing Price shall be based on the Closing Price of such common securities; (2) the Exchange Property consists only of cash, the Closing Price shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the Closing Price shall be based on the sum, as applicable, of (x) the Closing Price of such common securities, (y) the cash amount paid per share of Common Stock and (z) the value (as determined by the board of directors from time-to-time) of any other securities or property paid to holders of Common Stock in connection with the Reorganization Event.

“Common Stock” means the common stock, no par value per share, of the Corporation.

“Conversion Agent” means Registrar and Transfer Company acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” has the meaning set forth in Section 5.3.13(a)(iv)(B).

“Conversion Rate” means for each share of Series A Preferred Stock, one share of Common Stock, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Dividend Payment Date” has the meaning set forth in Section 5.3.4(a).

“Dividend Period” has the meaning set forth in Section 5.3.4(a).

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Property” has the meaning set forth in Section 5.3.15(a).

“Fiscal Quarter” means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.

“Holder” means the Person in whose name the shares of Series A Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation.

“Mandatory Conversion Date” has the meaning set forth in Section 5.3.13(b)(iii).

“Notice of Mandatory Conversion” has the meaning set forth in Section 5.3.13(b)(iii).

“Parity Stock” means any other class or series of stock of the Corporation that ranks on a par with Series A Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” means Registrar and Transfer Company acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

“Reorganization Event” has the meaning set forth in Section 5.3.15(a).

“Series A Issuance Date” means the date the Corporation issued the first shares of Series A Preferred Stock as reflected in its books and records.

“Series A Preferred Stock” has the meaning set forth in Section 5.3.1.

“Trading Day” means a day on which the shares of Common Stock:

(a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall mean Registrar and Transfer Company acting in its capacity as transfer agent for the Series A Preferred Stock, and its successors and assigns or any other transfer agent appointed by the Corporation.

“Voting Parity Stock” means any Parity Stock having similar voting rights as the Series A Preferred Stock.

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“Voting Shares” of a Person means shares of all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

5.3.4.  Dividends.

(a)  Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the board of directors, but only out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference of $10.00 per share of Series A Preferred Stock, and no more, from the date of issuance at a rate per annum equal to 9.0%, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 2008. The term “Dividend Payment Date” means March 15,  June 15,  September 15 and December 15. If any date specified pursuant the preceding sentence is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall be payable to the actual payment date and no interest or other payment shall be paid with respect of such delay. The term “Dividend Period” means each period from and including a Dividend Payment Date (or the date of issuance of the Series A Preferred Stock for the first Dividend Payment Date) to but excluding the next Dividend Payment Date. The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)  Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to be payable and the Corporation shall have no obligation to pay, and the holders of Series A Preferred Stock shall have no right to receive, dividends payable in respect of the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series A Preferred Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation. Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Dividend Payment or Dividend Payments or failure to make any Dividend Payment or Dividend Payments.

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(c)  Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding and, as to any Junior Stock or Parity Stock then outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock for the Dividend Period ending on or immediately prior to the dividend payment date or other payment date for such Junior Stock or Parity Stock have been paid in full or declared and set aside for payment, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on such Junior Stock (other than a dividend payable solely in Junior Stock) or on such Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Stock for or into Junior Stock, (2) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or (4) in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of such Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, and (iii) no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Parity Stock for or into Parity Stock or Junior Stock, (2) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or for or into Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock or (4) in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of such Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than through the use of the proceeds of a substantially contemporaneous sale described in clause (ii)(3) or (iii)(3) above), otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock. When dividends are not paid in full upon the Series A Preferred Stock and any Parity Stock, dividends upon shares of the Series A Preferred Stock and such Parity Stock will be declared on a proportional basis, based upon the ratio of the amount of dividends declared on the Series A Preferred Stock and such Parity Stock to the amount that, if declared, would be full dividends (including accrued and unpaid dividends as to any Parity Stock that bears dividends on a cumulative basis) on the Series A Preferred Stock and such Parity Stock through the next succeeding applicable dividend payment date. If the board of directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of the Series A Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5.3.5.  Liquidation Rights.

(a)  Liquidation. In the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation, holders of Series A Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Parity Stock or class or series of securities ranking senior to or on parity with the Series A Preferred Stock upon liquidation and the rights of the Corporation’s creditors, to receive in full a liquidation preference in an amount equal to $10.00 per share, plus an amount equal to all declared and unpaid dividends for the then-current Dividend Period to the date of liquidation. The holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary dissolution, winding-up and liquidation of the Corporation other than what is expressly provided for in this Section 5.3.5.

(b)  Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference to all holders of Series A Preferred Stock and the liquidation preferences of any Parity Stock to all holders of such Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series A Preferred Stock and all such Parity Stock.

(c)  Residual Distributions. If the applicable liquidation preference has been paid in full to all holders of Series A Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

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(d)  Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5.3.5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation.

5.3.6.  Redemption. The Corporation shall not have the right or obligation to purchase, call, redeem or otherwise acquire for value any or all of the Series A Preferred Stock.

5.3.7.  Voting Rights. The Holders of Series A Preferred Stock shall not have any voting rights except as otherwise from time to time required by applicable law. Without limiting the foregoing, the Corporation shall be authorized, without the approval of Holders of the Series A Preferred Stock to authorize, create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into shares of, any class or series of Capital Stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either the payment of dividends or the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the affairs of the Corporation

5.3.8.  Rank. Notwithstanding anything set forth in the articles of incorporation or these Articles of Amendment to the contrary, the board of directors, without the vote of the Holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

5.3.9.  Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the board of directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

5.3.10.  Unissued or Reacquired Shares. Shares of Series A Preferred Stock not issued or which have been issued and converted in accordance with the terms hereof or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

5.3.11.  No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

5.3.12.  Right to Convert.  From and after the third anniversary of the first date of issuance of the Series A Preferred Stock, each Holder shall have the right, at such Holder’s option, at any time, to convert all or any portion of such Holder’s Series A Preferred Stock into shares of Common Stock at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 5.3.13 herein) plus cash in lieu of fractional shares.

5.3.13.  Conversion.

(a)  Conversion Procedures.

(i)  Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Sections 5.3.12, 5.3.13(b), 5.3.15 or 5.3.16, as applicable.

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(ii)  Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock and/or other securities issuable upon conversion), by virtue of holding shares of Series A Preferred Stock.

(iii)  The Person or Persons entitled to receive the Common Stock and/or other securities issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or such other securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date except to the extent that all or a portion of such Common Stock is subject to the limitations set forth in Section 5.3.18.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, other securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation through book-entry transfer through the Depositary.

(iv)  Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(A)  On the Mandatory Conversion Date or applicable Conversion Date, certificates or evidence of shares in book-entry form representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Conversion Agent if shares of the Series A Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(B)  On the date of any conversion at the option of Holders pursuant to Section 5.3.12, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(1)  complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(2)  surrender the shares of Series A Preferred Stock to the Conversion Agent;

(3)  if required, furnish appropriate endorsements and transfer documents;

(4)  if required, pay all transfer or similar taxes; and

(5)  if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date.

If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert a Holder must comply with clauses (3) through (5) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.

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The date on which a Holder complies with the procedures in this clause (iv) is the “Conversion Date.”

(C)  Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred Stock into shares of Common Stock and/or cash, other securities or other property (involving payments of cash in lieu of fractional shares), in accordance with the terms of the notice delivered by such Holder described in clause (B) above. If a Conversion Date on which a Holder elects to convert Series A Preferred Stock is prior to the record date relating to any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series A Preferred Stock or the Mandatory Conversion Date is after the record date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the record date for that dividend. Notwithstanding the preceding sentence, if the Conversion Date is after the record date and prior to the Dividend Payment Date, whether or not such Holder was the Holder of record on the record date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series A Preferred Stock being converted, unless the Holder’s shares of Series A Preferred Stock are being converted pursuant to Section 5.3.13(b).

(b)  Mandatory Conversion at the Corporation’s Option.

(i)  On or after September 15, 2013, the Corporation may, at its option, at any time or from time to time, cause some or all of the Series A Preferred Stock to be converted into shares of Common Stock at the Applicable Conversion Rate. The Corporation will provide Notice of Mandatory Conversion as set forth in Section 5.3.13(b)(iii).

(ii)  If the Corporation elects to cause less than all of the Series A Preferred Stock to be converted under clause (i) above, the Conversion Agent will select the Series A Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by the Depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series A Preferred Stock is then traded or quoted). If the Conversion Agent selects a portion of a Holder’s Series A Preferred Stock for partial conversion at the Corporation’s option and such Holder converts a portion of its shares of Series A Preferred Stock at the same time, the portion converted at such Holder’s option will reduce the portion selected for conversion at the Corporation’s option under this Section 5.3.13(b).

(iii)  If the Corporation exercises the optional conversion right described in this Section 5.3.13(b), the Corporation shall give notice (such notice a “Notice of Mandatory Conversion”) by (i) providing a notice of such conversion by first class mail to each Holder of record for the shares of Series A Preferred Stock to be converted or (ii) issuing a press release and making this information available on its website. The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”), not less than 10 days, and not more than 20 days, after the date on which the Corporation provides the Notice of Mandatory Conversion. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(A)  the Mandatory Conversion Date;

(B)  the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and

(C)  the aggregate number of shares of Series A Preferred Stock to be converted.

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5.3.14.  Anti-Dilution Adjustments.

(a)  Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(i) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Series A Issuance Date effects a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company at any time or from time to time after the Series A Issuance Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5.3.14(a)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Series A Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Rate then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this Section 5.3.14(a)(ii) as of the time of actual payment of such dividends or distributions.

(iii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the Holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5.3.14 with respect to the rights of the holders of the Series A Preferred Stock.

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(iv) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Series A Issuance Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 5.3.14), then and in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(v) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series A Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5.3.14) or a merger or consolidation of the Corporation with or into another entity, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5.3.14(a)(v) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5.3.14 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

 (b) Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the Capital Stock of the Corporation, any merger or consolidation of the Corporation with or into any other Person, or any transfer of all or substantially all of the assets of the Corporation to any other Person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder of Series A Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(c)  When No Adjustment Required.

(i)  Except as otherwise provided in this Section 5.3.14, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing or for the repurchase of Common Stock.

 (ii)  No adjustment to the Conversion Rate need be made:

(A)  upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;

(B)  upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; or

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(C)  upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Series A Issuance Date.

(iii)  No adjustment to the Conversion Rate need be made for a transaction referred to in Section 5.3.14(a)(i) through (v) if Holders may participate in the transaction on a basis and with notice that the board of directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

(iv)  No adjustment to the Conversion Rate need be made for a change in the par value or no par value of the Common Stock.

(d)  Successive Adjustments. After an adjustment to the Conversion Rate under this Section 5.3.14, any subsequent event requiring an adjustment under this Section 5.3.14 shall cause an adjustment to such Conversion Rate as so adjusted.

(e)  Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 5.3.14 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(f)  Other Adjustments. The Corporation may (but is not required to) make such increases in the Conversion Rate, in addition to those required by Section 5.3.14(a)(i) through (v), as the board of directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. In addition to the foregoing, to the extent permitted by applicable law and subject to the applicable rules of the Nasdaq Capital Market, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 business days, the increase is irrevocable during the period and the board of directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive.

(g)  Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 5.3.14, the Corporation shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or within 15 calendar days of the date the Corporation makes an adjustment pursuant to Section 5.3.14(f):

(i)  compute the adjusted applicable Conversion Rate in accordance with Section 5.3.14 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)  provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

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(h)  Conversion Agent.  The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 5.3.14(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any of the Series A Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to a the conversion of the Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 5.3.14.

5.3.15.  Reorganization Events.

(a)  In the event of:

(i)  any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii)  any sale, transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

(iii)  any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv)  any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 5.3.15(a), a “Reorganization Event”); each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party in exchange for such Common Stock (such securities, cash, and other property, the “Exchange Property”).

(b)  In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Sections 5.3.12 or 5.3.13(b) hereof shall be determined based upon the then Applicable Conversion Rate.

(c)  The above provisions of this Section 5.3.15 shall similarly apply to successive Reorganization Events and the provisions of Section 5.3.14 shall apply to any shares of Capital Stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

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(d)  The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 5.3.15.

5.3.16.  Fractional Shares.

(a)  No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b)  In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the Corporation’s option pursuant to Section 5.3.13(b) hereof or any conversion at the option of the Holder pursuant to Section 5.3.12, if applicable, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c)  If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

5.3.17.  Reservation of Common Stock.
(a)  The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in these Articles of Amendment, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, calculated assuming the initial Applicable Conversion Price, subject to adjustment as described under Section 5.3.14. For purposes of this Section 5.3.17(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)  All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)  The Corporation hereby covenants and agrees that, so long as the Common Stock shall be listed on the Nasdaq Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed all the Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

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5.3.18.  Limitations on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, and subject to the last sentence of this Section 5.3.18, no holder of Series A Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 5.3.12 and Section 5.3.13 hereof to the extent, but only to the extent, that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Any delivery of shares of Common Stock upon a purported conversion of Series A Preferred Stock shall be void and have no effect and such shares shall for all purposes continue to represent outstanding shares of Series A Preferred Stock to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. Notwithstanding anything in this paragraph to the contrary, these limitations on beneficial ownership shall not be applicable to or limit the number of shares of Series A Preferred Stock to be converted as a result of a mandatory conversion by the Corporation pursuant to Section 5.3.13(b) and the Corporation may waive the provisions of this Section 5.3.18 at any time and from time to time in its sole discretion.

5.3.19.  Preemptive or Subscription Rights. The Holders of Series A Preferred Stock shall not have any preemptive or subscription rights.”

III.

The amendments to the articles of incorporation contained herein do not require shareholder approval pursuant to Section 14-2-602 of the Georgia Business Corporation Code. The amendments to the articles of incorporation were duly adopted by the board of directors on June 19, 2008.

IN WITNESS WHEREOF, WGNB Corp. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation to be executed by its duly authorized officer on the 24th day of June, 2008.

WGNB CORP.

By:	/s/ H.B. Lipham, III
H.B. Lipham, III
Chief Executive Officer

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